QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Rambus Delaware LLC
Rambus Deutschland GmbH (Germany)
Rambus International Ltd.
Rambus K.K. (Japan)
Rambus Ltd. (Grand Cayman Islands, BWI)
Rambus Chip Technologies (India) Private Limited
Rambus Korea, Inc. (Korea)
Cryptography Research, Inc.
Unity Semiconductor Corporation

QuickLinks

  Exhibit 21.1
SUBSIDIARIES OF REGISTRANT